United States securities and exchange commission logo





                    September 12, 2023

       Mark Newbauer
       Chief Executive Officer
       Mike the Pike Productions, Inc.
       20860 N. Tatum Blvd. Suite 300
       Phoenix AZ 85050

                                                        Re: Mike the Pike
Productions, Inc.
                                                            Amendment No. 3 to
Registration Statement on Form 10-12G
                                                            Filed August 23,
2023
                                                            File No. 000-55298

       Dear Mark Newbauer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services